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                                                                    EXHIBIT 99.3

IFX Announces Disposition of Its London Based Foreign Exchange Operation, IFX
Ltd.

CHICAGO--(BUSINESS WIRE)--July 1, 1999--IFX Corporation (NASDAQ:"FUTR") announced today the disposition of its ownership in IFX Ltd. IFX Ltd. offers institutional brokerage services to clients conducting business in the international foreign exchange and futures business. The disposition of IFX Ltd. is based on an earn-out formula with payments quarterly over a three-year period. This transaction closed on June 30, 1999.

Commenting on this disposition, Joel Eidelstein, Chief Executive Officer of IFX, said, "Although we are quite confident in the viability and potential of IFX Ltd., we feel that this line of business does not fit into our core focus of Internet based operations and investments in Latin America."

IFX Corporation (http:\\www.ifxcorp.com) is a pan-regional Internet service provider (ISP) covering Latin America and the United States. The Company provides a wide array of Internet services and makes investments in other Internet-related businesses. IFX recently made an investment of $3 million for a minority stake in Yupi Internet, Inc.,(http://www.yupi.com). Yupi believes it is the largest Spanish-language Internet network in the world. Also, IFX holds an interest in Telcom.Net, LP, an Internet software company specializing in Internet based communications solutions. For more information on Telcom.Net, LP, please visit Telcom's web site http://www.telcom.net.


This release and prior releases are available on the KCSA Public Relations Worldwide website at www.kcsa.com.

Contact:
               IFX CORPORATION
               Colleen Downes
               Chief Financial Officer
               IFX Corporation
               312/419-9530
               or

               KCSA
               Joseph A. Mansi/Sarah Shepard
               212/682-6300, ext. 205/236
               Fax: 212/697-0910
               e-mail: jmansi@kcsa.com sshepard@kcsa.com or

               MEDIA
               Jennifer Urezzio
               212/682-6300, ext. 223
               Fax: 212/338-9558
               e-mail: jurezzio@kcsa.com